Exhibit 23.1




                         Consent of Independent Auditors



The Board of Directors
Spurlock Industries, Inc.


We consent to the incorporation by reference in Registration Statement No. 333-09659 on Form S-8 of Spurlock Industries, Inc. of our report dated February 12, 1999 relating to the consolidated balance sheets of Spurlock Industries, Inc. as of December 31, 1998 and 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended, which report is included in this Annual Report on Form 10-K for the year ended December 31, 1998 of Spurlock Industries, Inc.




/s/ Cherry, Bekaert & Holland, L.L.P.
Cherry, Bekaert & Holland, L.L.P.

Richmond, Virginia
March 25, 1999